Exhibit 99.1

News Release

For Immediate Release	February 1, 2005

CARROLLTON BANCORP REPORTS QUARTERLY DIVIDEND, & YEAR-END EARNINGS

BALTIMORE, MARYLAND - Carrollton Bancorp (NASDAQ: CRRB) announced today a quarterly dividend of $0.10 per share, payable March 1, 2005 to shareholders of record on February 16, 2005.  Robert A. Altieri, President & CEO, stated that the cash dividend rate was based on stable core earnings and future prospects for the Company.

Net income for the year ended December 31, 2004 was $888,000, or $0.31 per share, compared to $925,000, or $0.33 per share for the same period of 2003.  During the last quarter of 2004, the Company took a $497,000 write-down on its security portfolio to reflect what Management considered to be an other-than-temporary impairment of its investment in Federal Home Loan Mortgage Corporation (“FHLMC”) preferred stock.  The net effect of this write-down was a decrease of $305,000 in net income.  Core earnings (earnings before the effect of investment security transactions) for the year were $1,122,000, a 79% increase over 2003 core earnings of $626,000.

The commitment to the Company’s business strategies, to focus upon and increase the commercial lending portfolio, continues to show positive results.  Commercial real estate and business loans at December 31, 2004 were $153 million compared to $140 million at the same time last year.  This represents an increase of 9%.  For the same period mentioned above, total loans increased 14%.  The great majority of new loans carry a term of less than five years.  The strategy is to remain short to be able to react more favorably to interest rate fluctuations.

The Company continues to show growth in its deposit base, increasing from $207.1 million in 2003 to $225.8 million in 2004, a 9% increase.  In January 2005, the Company opened its first branch in Harford County, Maryland and will continue its expansion of branches and deposits in strategically located areas within the Baltimore Metropolitan area.

The Company’s net interest margin improved to 3.81% compared to 3.36% for the same period last year.  The increased NIM primarily was a result of the Company (1) increasing its non-interest bearing deposits (26% over prior year); (2) increasing the Company’s commercial real estate and loan portfolio; and, (3) the repricing in the last quarter of 2004  of approximately $31.4 million in high funding cost of certificate of deposits.

Noninterest income continues to be a large contributor to the Company’s profitability.  Noninterest income for the year ended December 31, 2004 was $8,284,000 compared to $8,269,000 in 2003.  The majority of the Company’s noninterest income is derived from its electronic banking activities and the income generated by two subsidiaries, Carrollton Mortgage Services, Inc. and Carrollton Financial Services, Inc.

Improved market conditions brings improved profitability for Carrollton Financial Services, Inc.  CFS recognized fee income from brokerage activities of $624,000 in 2004 compared to $597,000 for the comparable period of 2003, a 5% increase.  The Company’s efforts to increase brokerage fee income by licensing existing sales associates to market specific products in our Financial Centers has proven successful.

Mr. Altieri stated that management and the Board of Directors believe that earnings will continue to improve based on monthly results and economic forecasts.  We believe the direction and approach we are taking for the future is the proven approach for a more profitable commercial bank.  We have informed our shareholders of our course of action as well as the fact that it is a multi-year transformation, and we believe that our shareholders see the value in the long-term prospects for the Company, and will bear with us in the process.

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of eleven branch offices in central Maryland and a network of 155 ATMs located in Maryland, Virginia, and West Virginia.  The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

This release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions.  Forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and results may ultimately vary from the statements made in this release.

A summary of financial information follows.  For additional information, contact Barbara M. Broczkowski, Chief Financial Officer, (410) 536-7308, or visit the Company’s Internet site at www.carrolltonbank.com.

FINANCIAL HIGHLIGHTS

Carrollton Bancorp

	Years Ended December 31,
	2004	2003	%Change

Results of Operations
Net interest income	10,178,701	9,295,957	9%
Provision for loan losses	—	243,000	-100%
Noninterest income	8,283,838	8,268,612	0%
Noninterest expenses	17,253,687	16,058,355	7%
Income taxes	320,488	338,500	-5%
Net income	888,364	924,714	-4%

Per Share
Net income - basic	0.31	0.33	-4%
Net income - fully diluted	0.31	0.32	-3%
Cash dividends declared	0.38	0.36	5%
Book value	12.06	12.07	0%
Common stock closing price	17.77	17.80	0%

At December 31
Short term investments	14,851,081	7,589,293	96%
Investment securities	42,488,492	62,483,957	-32%
Gross loans (net of unearned income)	229,946,023	201,538,144	14%
Earning assets	289,908,496	273,861,394	6%
Total assets	319,463,472	302,409,975	6%
Total deposits	225,846,145	207,056,100	9%
Shareholders’ equity	34,193,987	34,124,882	0%

Common shares outstanding	2,834,823	2,828,078

Year-To-Date Average Balances
Short term investments	8,606,166	18,044,257	-52%
Investment securities	50,188,313	67,947,043	-26%
Gross loans (net of unearned income)	211,219,527	196,496,279	7%
Earning assets	274,536,420	284,839,609	-4%
Total assets	306,333,647	315,351,952	-3%
Total deposits	213,463,319	220,837,505	-3%
Shareholders’ equity	34,041,826	34,146,888	0%

Earnings Ratios
Return on average total assets	0.29%	0.29%
Return on average shareholders’ equity	2.61%	2.71%
Net yield on average earning assets	3.81%	3.36%
Interest rate spread	3.32%	2.88%

Credit Ratios
Nonperforming assets as a percent of period-end loans and other real estate	0.49%	1.26%
Allowance to total loans	1.59%	1.83%
Net loan losses to average loans	0.08%	0.09%

Capital Ratios
Average shareholders’ equity to average total assets	11.11%	10.83%
Leverage capital	9.40%	10.35%
Tier 1 risk-based capital	11.51%	13.75%
Total risk-based capital	14.23%	15.51%